EXHIBIT 10.5

TRADING ADVISORY AGREEMENT

This TRADING ADVISORY AGREEMENT (this “Agreement”), effective as of this 15th day of September 2025, is between Pantera Capital Management LP, a Delaware limited partnership (the “Advisor”), and Helius Medical Technologies, Inc. (the “Client”).

RECITALS

The Client wishes to retain the Advisor to provide trading management services upon the terms and conditions of this Agreement.

AGREEMENT

In consideration of the premises and mutual agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.            Allocation of Assets.

(a)            The Client hereby appoints the Advisor to manage the investment of Client’s Assets maintained in one or more accounts identified in Exhibit A (together with any other Asset accounts now existing or hereafter established by the Client the “Account”) held with the custodians identified in Exhibit A and any successors or additional custodians approved in writing by the Advisor (each, a “Custodian”), and the Advisor hereby accepts such appointment, on the terms and conditions set forth in this Agreement.

(b)            “Assets” means (i) cash net proceeds of the offerings of the Client’s securities designated for SOL purchases as well as all digital investments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked in from time to time in accordance with this Agreement (ii) SOL, SOL-denominated interests, cash or stablecoins held for the primary purpose of acquiring, staking, or settling SOL transactions, and (iii) any additional assets mutually agreed upon in writing by Client and Advisor. “Excluded Assets” means any (i) stablecoins or cash held for non-treasury or operating purposes and (ii) digital assets acquired in any merger or acquisition involving the Client, including digital assets held by a business acquired by Client. For the avoidance of doubt, Excluded Assets shall not constitute Assets. Client shall keep Excluded Assets in accounts outside the Account. The Advisor shall have no duty or liability with respect to Excluded Assets or such accounts.

(c)            The Client shall promptly notify the Asset Manager of any addition of the Client’s Assets. The Client further covenants and agrees that it shall not establish, maintain or fund any account holding Assets other than the Accounts, unless such account is promptly added to Exhibit A and made subject to this Agreement. Liquidation of the Account and Assets may be required for any withdrawal by the Client during the term of this Agreement and notice shall be given as soon as possible and, in any event, at least five business days in advance. The Client acknowledges that the Account and Assets may constitute only a part of the assets of the Client, and that the Advisor may act without regard to or consideration of any other assets that may from time to time be held by the Client and shall have no responsibility, duty or liability with respect to any assets not held in the Account.

(d)            The Advisor shall act as the sole and exclusive investment advisor retained by the Client with respect to the Assets and Account, and shall have sole and exclusive authority, discretion and responsibility for directing the trading of the Assets and Account at such times, in such amounts and at such prices as the Advisor shall determine in its sole discretion in accordance with this Agreement. During the term of this Agreement, the Client shall have no authority to retain any additional advisors to manage the trading of the Assets or Account, to substitute the Advisor, or otherwise authorize any other person or entity to take any action or have any authority with respect to the Assets or Account, in each case, without the prior written consent of the Advisor. All Assets of the Client, whether now existing or hereafter acquired, shall be managed exclusively by the Advisor pursuant to this Agreement, provided, however, that the foregoing shall not prohibit the Client from (i) maintaining operating accounts reasonably necessary for the conduct of its business (e.g., payroll, vendor payments, or tax reserves), so long as such accounts are not used for investment purposes within the scope of this Agreement, and (ii) any short term cash management investments such as deposits, CDs, commercial papers, money market funds, etc. or any other strategic investments approved by the adjusted Board of Directors of the Client with appointees from the Advisor.

2.             Ownership of Account Assets. Notwithstanding anything herein to the contrary, all Assets in the Account are assets of, and solely owned by, the Client and remain such at all times. No right, duty, power or authorization granted to Advisor herein shall affect or be deemed to affect in any manner the Client’s sole ownership of all Assets. All transactions authorized by this Agreement for the Account shall be made on behalf of and at the risk of the Client.

3.             Authority of Advisor. The Advisor is authorized, on behalf of the Client, to:

(a)            buy, sell (including short sales), stake, and trade in (i) any cryptocurrencies, digital currencies, virtual currencies, digital tokens, virtual tokens, utility tokens, other currencies and tokens that may be maintained on a distributed ledger, and/or other similar digital assets, including decentralized finance tokens or other products based on distributed ledgers, (ii) any commodity, futures contract, security futures contract, forward contract, foreign exchange commitment, swap contract, exchange for physical or spot (cash) commodity (iii) any option, warrant or other right on or pertaining to any of the foregoing, anywhere throughout the world, or (iii) any other financial product or financial instrument or spot (cash) commodity, including spot cryptocurrencies and related derivative contracts traded on centralized and decentralized exchanges and/or in over-the-counter markets, as may be determined from time to time by the Advisor (such instruments described in the foregoing clauses (i), (ii) and (iii), collectively, “Financial Instruments”), on margin or otherwise, for the Client’s account and risk, which transactions shall be effected on any of the exchanges listed in Exhibit A hereto (“Exchanges”), as such Exhibit A may be amended from time to time by the Advisor, upon written approval of the Client;

(b)            make all decisions relating to the manner, method and timing of trading transactions effected in the Account. In the event the Advisor will conduct trades that will result in exposure of over 15% of the Assets managed by the Advisor for the benefit of the Client to digital assets outside of SOL, the Advisor must request the Client’s approval before executing such trade;

(c)            exercise voting rights and make similar decisions on behalf of the Client with respect to Financial Instruments held in the Account that are accompanied by such rights, and instruct any custodian of Assets to take any action or non-action with respect to actions, of which the Advisor has knowledge from the Custodian or otherwise, for Financial Instruments held in the Account; provided that, the Advisor shall promptly notify the Client of any proposed vote or decision that the Advisor, acting in a commercially reasonable manner, deems to be of significant strategic importance to the Client, and shall not exercise its voting rights or make such decision without first consulting with the Client and considering the Client’s instructions in good faith.

(d)            combine purchase or sale orders on behalf of the Client, with respect to the Account, together with other accounts to which the Advisor provides trading management services or accounts of affiliates of the Advisor (“Other Accounts”) and allocate the Financial Instruments so purchased or sold, among the Account and such Other Accounts;

(e)            enter into arrangements with brokers to open “average price” accounts wherein orders placed during a trading day are placed on behalf of the Client, with respect to the Account, and the Other Accounts and are allocated among such accounts using an average price or other equitable allocation procedure;

(f)            open, maintain, conduct and close accounts with executing brokers, staking and restaking service providers (“Staking Service Providers”) and other intermediaries, and issue orders and directions to such executing brokers, Staking Service Providers and other intermediaries with respect to the application and disposition of the Assets in the Account; and

(g)            take all such other actions that the Advisor considers necessary or advisable to exercise its powers and carry out its duties and obligations hereunder.

4.             Power of Attorney. To enable the Advisor to exercise fully its discretion in managing the Account in accordance with this Agreement, the Client hereby constitutes and appoints the Advisor as its true and lawful attorney-in-fact with full power and authority in the Client’s name, place and stead to effect transactions in Financial Instruments for the Client’s account and risk, and to make, execute, sign, and acknowledge, on behalf of the Client, any and all agreements, certificates, documents and instruments necessary or appropriate to enable the Advisor to trade the Account, as contemplated hereby. The Custodian is authorized and empowered to follow the instructions of the Advisor, as agent and attorney-in-fact for the Client, in every respect with regard to any such trades, purchases or sales, on margin or otherwise, and the Client hereby ratifies and confirms any and all transactions, trades or dealings effected for the Client by the Advisor. This power of attorney is coupled with an interest and is a continuing power and shall remain in full force and effect unless and until this Agreement has been terminated in accordance with Section 15 hereof; provided, however, any such termination shall not affect or be deemed to affect any transaction initiated by the Advisor prior to the effectiveness of such termination.

5.             Compensation and Expenses.

(a)            The Client shall pay to the Advisor the compensation described on Exhibit B attached hereto.

(b)            All expenses incurred directly or indirectly in connection with the transactions effected or positions held in the Account pursuant to the Advisor’s exercise of its duties hereunder and other related expenses incurred by the Advisor on behalf of the Client in connection with the Account shall be borne by the Client and shall be billed directly to the Client subject to approval.

6.             Performance Review and Benchmark

(a)            The Advisor’s performance under this Agreement shall be reviewed with the Client on a quarterly basis, with an annual comprehensive review each calendar year.

(b)            The Advisor and the Client shall mutually agree upon key performance indicators (“KPIs”) to be used for such reviews. The Advisor shall provide to the Client reasonable reporting and information as necessary to evaluate performance against such KPIs.

(c)            For purposes of performance evaluation, the parties agree to use the Compass Solana Total Return Monthly Index (the “Benchmark”) as a reference benchmark to measure performance on a gross basis, unless otherwise mutually agreed in writing. The Advisor shall seek to exceed the Benchmark over time, subject to mutually agreed margins of error and reasonable cure periods to be agreed upon by the Client and the Advisor.

7.             Transactions Subject Applicable Law and Rules. All transactions executed for the Account will be subject to the constitution, laws, rules, regulations and customs, as they may be amended, governing the exchanges or other markets on which such transactions are executed, and any other applicable laws or regulations. If any provision of this Agreement is or at any time becomes inconsistent with any present or future law, rule, or regulation of any Exchange, or of any sovereign government agency or a self-regulatory body thereof, such provision will be deemed to be superseded or modified to conform to such law, rule or regulation, but in all other respects this Agreement will continue and remain in full force and effect

8.             Representations and Warranties of the Advisor. The Advisor represents and warrants to the Client that:

(a)            It has the right, power and authority to execute and deliver this Agreement and undertake the obligations contemplated hereby. The execution, delivery and performance by the Advisor of this Agreement and all obligations contemplated hereby have been duly and properly authorized by all requisite action in accordance with applicable law and with the Advisor ’s organizational documents. This Agreement has been duly executed and delivered by the Advisor, and constitutes the legal, valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms.

(b)            The execution, delivery and performance of this Agreement and the incurrence of the obligations set forth in this Agreement will not violate, conflict with or constitute a breach of, or default under, any instrument by which the Advisor is bound or any law, statute, order, rule or regulation applicable to the Advisor of any court or any governmental body, administrative agency, regulatory or self-regulatory organization having jurisdiction over the Advisor where such violation, conflict, breach or default would have a material adverse effect on the Advisor’s ability to perform its duties under this Agreement or conduct its business as presently conducted.

The foregoing representations and warranties shall be continuing during the term of this Agreement, and if at any time any of the foregoing representations or warranties become untrue or inaccurate in any material respect, the Advisor shall promptly notify the Client in writing of that fact.

9.             Representations and Warranties of the Client. The Client represents and warrants to the Advisor that:

(a)            It has the right, power and authority to execute and deliver this Agreement and undertake the obligations contemplated hereby. The execution, delivery and performance by the Client of this Agreement and all obligations contemplated hereby have been duly and properly authorized by all requisite action in accordance with applicable law and with the Client’s organizational documents. This Agreement has been duly executed and delivered by the Client, and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms.

(b)            The execution, delivery and performance of this Agreement and the incurrence of the obligations set forth in this Agreement will not violate, conflict with or constitute a breach of, or default under, any instrument by which the Client is bound or any law, statute, order, rule (including exchange listing rules) or regulation applicable to the Client of any court or any governmental body, administrative agency, exchange, regulatory or self-regulatory organization having jurisdiction over the Client that would have a material adverse effect on the Client’s ability to perform its duties under this Agreement or conduct its business as presently conducted.

(c)            The Client is in compliance and will continue to comply in all material respects with all laws, rules and regulations having application to its business, properties and assets, including, but not limited to, any applicable federal and state securities, commodities and futures laws, rules and regulations.

(d)            There is neither any pending nor, to the Client’s knowledge, threatened, investigation, action, suit or proceeding before or by any court or other governmental, regulatory or self-regulatory authority or other body to which the Client or any entity or person under control of, controlled by or under common control with the Client (a “Client Affiliate”) is a party or to which any material portion of the Assets of the Client or any Client Affiliate are subject.

(e)            The Client is not (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA, (ii) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity the assets of which are deemed to be the assets of such an employee benefit plan or plan as a result of the operation of ERISA and the regulations issued thereunder, or (iv) an entity the assets of which are subject to laws that operate in a manner similar to Section 404 or 406 of ERISA or Section 4975 of the Code.

(f)            The Client represents and warrants that it has received, read and understood the non-exhaustive risk factors attached as Exhibit C hereto.

(g)            The Client shall take all such actions as necessary to become a member or participant on each Exchange as directed by the Advisor.

The foregoing representations and warranties shall be continuing during the term of this Agreement, and if at any time any of the foregoing representations or warranties become untrue or inaccurate in any material respect, the Client shall promptly notify the Advisor in writing of that fact.

10.           Executing Brokers and Counterparties.

(a)            The Advisor may, subject to the mutual written consent of the Client, place orders for transactions for the Account through any executing broker or counterparty (whether on the floor of an exchange or otherwise), which may be unrelated to the Custodian, as determined by the Advisor in its sole discretion. Executed trades will then be “given up” to the Custodian for the benefit of the Account. Orders executed in this manner will result in “give-up” fees that will be charged to the Account in addition to the brokerage commissions charged by the Custodian. The Client hereby authorizes the Advisor to enter into execution or give-up agreements on behalf of the Client with the Custodian and executing brokers, and agrees to be bound by such agreements. All fees and expenses (including “give-up” fees) payable to the Custodian, any executing broker or counterparty with respect to the Account, including custodial fees, administration fees, brokerage commissions, clearing fees, interest and withholding or transfer taxes, shall be borne by the Client and shall be paid out of or deducted from the Account. The Client understands that the Advisor will not be responsible for the execution or clearance of the Client’s trades once complete orders have been transmitted to the executing brokers.

11.           Limitations on Liability.

(a)            The Client acknowledges and agrees that the actions taken by the Advisor pursuant to this Agreement are based on its analysis of data and information believed by the Advisor to be reliable and accurate, but not guaranteed. Consequently, none of the Advisor, its affiliates and its and their respective principals, managers, members, officers, directors, employees, shareholders, partners or other applicable representatives (the “Advisor Parties”) shall be liable to the Client or any of its affiliates or their respective principals, managers, members, officers, directors, employees, shareholders, partners or other applicable representatives (the “Client Parties”) or to third parties under this Agreement for any loss (including for any loss due to the action or inaction of any person or entity retained by the Client) sustained by any of the Client Parties arising out of this Agreement or the Advisor’s actions or omissions in connection herewith, including, but not limited to, losses resulting from trading errors, except by reason of acts or omissions found by a court of competent jurisdiction upon entry of a final, non-appealable judgment to have been the result of the Advisor’s bad faith, gross negligence, or willful misconduct in the performance or non-performance of its obligations under this Agreement. All trading activity concerning the Account hereunder shall be for the account and risk of the Client and, except as otherwise provided herein, the Advisor shall not incur any liability for profits or losses resulting therefrom, or any expenses related thereto.

(b)            The Advisor Parties shall not be liable to the Client Parties or to third parties for any taxes assessed upon or payable by any of them wheresoever the same may be assessed or imposed and whether directly or indirectly.

12.           Indemnification.

(a)            The Client shall indemnify and hold harmless the Advisor Parties (each, an “Indemnified Party”) from and against, any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorneys’ and accountants’ fees and disbursements), judgments and amounts paid in settlement (collectively, “Losses”), relating to or arising out of Advisor’s engagement hereunder or the provision of services hereunder, except for Losses found by a court of competent jurisdiction upon entry of a final non-appealable judgment to have been the result of the Advisor’s bad faith, gross negligence or willful misconduct.

(b)            Promptly after receipt of notice of any third party action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”), the Indemnified Party shall notify the Client in writing if a claim is to be made under this Agreement; provided that the failure to notify the Client shall not relieve the Client from any liability that the Client may have to the Indemnified Party under this Section 12 or from any obligation or liability that it may have to the Indemnified Party otherwise than under this Section 12, except and only to the extent that the Indemnified Party’s failure to give such notice actually and materially prejudices the rights of the Client. The Client shall be entitled to assume the defense of any Proceeding with the assistance of counsel reasonably satisfactory to the Indemnified Party if it provides notice of such assumption within fifteen (15) days after learning of such claim. The Indemnified Party shall have the right to retain its own counsel, but, subject to Section 12(c) the fees and expenses of such counsel shall be at the Indemnified Party’s own expense.

(c)            In the event that (i) the Client fails to assume the defense within the time period described above, (ii) the Client fails to diligently conduct the defense of the Proceeding, (iii) the Proceeding seeks injunctive or other equitable relief; (iv) the Indemnified Party determines that its interests are or may be adverse, in whole or in part, to the interests of the Client or that there may be legal defenses available to the Indemnified Party that are or may be different from, in addition to, or inconsistent with the defenses available to the Client, or (v) the Client and the Indemnified Party so agree, the Indemnified Party shall have the right to conduct the defense of such claim in good faith. The Indemnified Party shall not settle any Proceeding under this Section 12 without the prior written consent of the Client, which consent shall not be unreasonably withheld or delayed.

(d)            The Client shall not settle any Proceeding under this Section 12 without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(e)            The foregoing provisions for indemnification shall be in addition to, and shall in no respect limit or restrict, any other remedies that may be available to a party under this Agreement, at law, in equity or otherwise in connection with any breach of this Agreement.

13.           Non-Exclusive Services. The Client hereby acknowledges that:

(a)            The services provided by the Advisor hereunder are not to be deemed exclusive with respect to Advisor. The Advisor and its affiliates may act as trading advisor or sponsor or in any other capacity with respect to other clients, accounts and pooled investment vehicles (“Other Clients”) and may provide trading management services, give advice and take action with respect to any Other Clients.

(b)            The Advisor and its affiliates may invest in, advise, sponsor and/or act as an advisor, sponsor or general partner or in any other capacity with respect to Other Clients that may have investment objectives similar to those of the Advisor and may compete with the Account for investment opportunities.

(c)            The Advisor and its affiliates may give advice and engage in transactions or cause or advise Other Clients to engage in transactions that may differ from or be similar or identical to the transactions engaged in by, the advice given, or the timing or nature of action taken, with respect to the Account.

14.            Confidential Information.

(a)            During the term of this Agreement, the Client will have access to (i) trade secrets and other non-public information relating to the Advisor or its affiliates, which may include, but not be limited to: trading or investment strategies, methodologies and results; trading or investment systems; investment positions (whether of the Account or otherwise); risk management models; revenue models; quantitative and other strategies and methodologies, procedures and techniques; business plans and strategies, pricing and other financial information; lists of investors, vendors and suppliers; any confidential information of any such investors, vendors or suppliers; and other proprietary technologies and processes and other proprietary information used by the Advisor in connection with its business and/or that the Advisor or any of its affiliates is obligated to any third party to maintain as confidential, and (ii) information concerning the Advisor’s or its affiliates’ investment or trading performance, including the profits and losses therefrom, return on investment and other performance or “track record” information (collectively, the “Confidential Information”). The Client acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Advisor and/or its affiliates. Notwithstanding the generality of the foregoing, clause (i) of the definition of “Confidential Information” does not include any information, materials, or data that: (x) becomes rightfully known to the Client other than as a result of the performance of the Advisor’s duties under this Agreement; or (y) is or becomes generally available to the public, other than as a result of the Client’s unauthorized direct or indirect acts. For clarity, disclosures made pursuant to Section 14(e) shall not be deemed “unauthorized” for purposes of clause (y). During and after the term of this Agreement, the Client shall (i) hold the Confidential Information in the strictest confidence and take all reasonable precautions to prevent the inadvertent disclosure of Confidential Information to any unauthorized individual or entity; and (ii) not disclose directly or indirectly to any person or entity, including, but not limited to, its affiliates, shareholders, members and investors, or otherwise use the Confidential Information for any purpose whatsoever other than for the purpose of evaluating and monitoring the trading and performance of the Account. Moreover, the Client agrees to reveal the Confidential Information only to such of its representatives, officers, directors and employees who need to know the Confidential Information for the purpose of evaluating the trading and performance of the Account, who are informed by the Client of the confidential nature of the Confidential Information and who agree to treat the Confidential Information as confidential and proprietary, and the Client shall be liable for any breach of this Section 14 by any of such persons or entities.

(b)            During and after the term of this Agreement, the Client shall (i) hold the Confidential Information in the strictest confidence and take all reasonable precautions to prevent the inadvertent disclosure of Confidential Information to any unauthorized individual or entity; and (ii) except as permitted under Section 14(e), not disclose directly or indirectly to any person or entity, including, but not limited to, its affiliates, shareholders, members and investors, or otherwise use the Confidential Information for any purpose whatsoever other than for the purpose of evaluating and monitoring the trading and performance of the Account. Moreover, the Client agrees to reveal the Confidential Information only to such of its representatives, officers, directors and employees who need to know the Confidential Information for the purpose of evaluating the trading and performance of the Account, who are informed by the Client of the confidential nature of the Confidential Information and who agree to treat the Confidential Information as confidential and proprietary, and the Client shall be liable for any breach of this Section 14 by any of such persons or entities.

(c)            As between the Client and the Advisor, the Advisor is and shall remain the exclusive owner of all rights, title, and interest in and to the Confidential Information.

(d)            Each party acknowledges and agrees that the covenants set forth in this Section 14 (the “Covenants”) are reasonable and necessary for the protection of the Advisor’s business interests, that the Advisor would not have entered into this Agreement without such Covenants, that irreparable injury will result to the Advisor if the Client breaches any of the terms of the Covenants, and that in the event of the actual or threatened breach of any of the Covenants, the Advisor will have no adequate remedy at law. Each party accordingly agrees that in the event of any actual or threatened breach by the Client of any of the Covenants, the Advisor shall be entitled to immediate temporary injunctive and other equitable relief with respect to such actual or threatened breach, without the necessity of showing actual monetary damages or of posting any bond or other security. Nothing contained herein shall be construed as prohibiting the Advisor from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages. The agreements of indemnity contained herein shall be in addition to, and shall in no respect limit or restrict, any other remedies that may be available to the Advisor.

(e)            Notwithstanding anything to the contrary in this Agreement, the Client may disclose Confidential Information to the extent (and only to the extent) required to comply with applicable securities laws, rules and regulations, the rules of any national securities exchange on which the Client’s securities are listed, and the Client’s obligations as a public company, including in current and periodic reports and other filings with the U.S. Securities and Exchange Commission (“SEC”) (including Forms 8-K, 10-Q and 10-K) and any exhibits thereto (“Public Company Obligations”). In connection with any such disclosure, and to the extent legally permissible and practicable, the Client shall: (i) provide the Advisor with reasonable advance notice of the proposed disclosure and the relevant portions of the proposed filing; (ii) consult in good faith with the Advisor regarding the scope of disclosure and any proposed redactions; (iii) use commercially reasonable efforts to limit disclosure to only that portion of the Confidential Information that is required to be disclosed; and (iv) seek confidential treatment, redaction or a protective order to the maximum extent available under applicable law and SEC rules. If advance notice is not legally permissible or practicable, the Client shall provide notice as soon as reasonably practicable thereafter. Any Confidential Information that is publicly disclosed pursuant to this Section 14(e) shall, solely to the extent of such public disclosure, cease to be Confidential Information hereunder. Nothing in this Section 14(e) shall require the Client to disclose any Confidential Information that is not otherwise required to be disclosed by applicable law, regulation or exchange rule.

(f)            The Advisor is not permitted to disclose the existence of and/or terms of this agreement to any third party without prior written consent of the Client except as required by law.

15.           Term and Termination.

(a)            The initial term of this Agreement shall commence on the date hereof and shall continue for ten (10) years, unless terminated in accordance with Section 15(b). Thereafter, the term of this Agreement shall automatically renew for successive one-year periods unless either party gives 90 days’ prior written notice of non-renewal.

(b)            This Agreement may be terminated as follows: (i) by either party (for any reason or no reason) upon not less than thirty (30) days’ written notice to the other party; (ii) by either party upon a material breach of the Agreement by the other party, unless such breach shall have been cured by the defaulting party or waived by the non-defaulting party within thirty (30) days after receipt of written notice of such breach from the non-defaulting party; or (iii) immediately by one party if the other party is dissolved, becomes insolvent, is unable to pay its debts as they fall due, makes a general assignment, arrangement or composition with or for the benefit of its creditors, institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy, or if a liquidator, administrator or equivalent is appointed in respect of such party or substantially all of its assets; (iv) immediately by Advisor for non-payment of Management Fees and expenses in accordance with Exhibit B and such non-payment has not been cured or waived by the Advisor within thirty (30) days; or (v) by the Advisor upon not less than thirty (30) days’ written notice to the Client if the Advisor has a reasonable basis to believe that continuing the Advisor’s engagement hereunder or continuing the provision of services hereunder would breach applicable law, sanctions, or fiduciary obligations or require the Advisor to register with the Commodity Futures Trading Commission (“CFTC”) as a commodity trading advisor or any other category of CFTC registrant, whether such registration requirement arises out of laws and regulations in place as of the date hereof or future laws and regulations.

(c)            Upon the notice date of any termination of this Agreement (or, at the Client’s written election, upon the giving or receipt of a notice of termination), the Advisor shall immediately suspend initiating or increasing any investment positions for the Account. During such period, the Advisor may effect only those transactions that are reasonably necessary to (A) close out, unwind, hedge, “flatten,” or otherwise reduce or neutralize risk exposure in existing positions, (B) meet margin, collateral, financing, or settlement obligations, (C) correct bona fide trade errors, or (D) implement or respond to corporate actions or other non-discretionary events. The Advisor shall use commercially reasonable efforts to effect any such transactions promptly, consistent with applicable law and in accordance with Exhibit D, except as incidental to the orderly reduction of such exposure. This trading freeze shall remain in effect until the Account is fully liquidated or transferred and all pending transactions have settled, unless otherwise agreed in writing by the Client. In the case of a termination pursuant to clause (iii) of Section 15(b), the trading freeze described in this Section 15(c) shall be effective immediately upon such termination. During such period, Client shall continue to pay Management Fees in accordance with Exhibit B until such time as the trading freeze is no longer effective.

(d)            Upon the termination date, all accrued, outstanding and unpaid fees and expense pay shall become immediately due and payable. Unless waived by mutual written agreement of the parties, if this Agreement is terminated by the Client pursuant to Section 15(b)(i), in addition to any outstanding Management Fees and expenses owed at termination, the Client shall pay the Advisor, as liquidated damages and not as a penalty, a fee (the “Early Termination Fee") equal to the sum of the unearned Management Fees that would have become due for the remainder of the applicable term using the most recent measurement of the Advisor's Assets Under Management (as defined in Exhibit B). The Client shall pay the Early Termination Fee to the Advisor within five (5) business days following the termination date or such other time mutually agreed upon by the parties.

(e)            The following shall survive the termination of this Agreement: (i) each party’s accrued rights and obligations as of the date of termination and (ii) the provisions of Sections 11, 12, 14, 15(c), 15(d), and 23 through 35.

16.           Independent Contractor. For all purposes of this Agreement, the Advisor shall be an independent contractor and not an agent, employee, partner or joint venturer of the Client and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Client in any way. Nothing in this Agreement shall be construed as making the Client an employee, agent, partner or joint venturer with the Advisor and its affiliates.

17.           Force Majeure. Notwithstanding any other provision contained in this Agreement, no party shall be liable for any action taken, delay or any failure to take any action required to be taken hereunder or otherwise to fulfill its obligations hereunder in the event and to the extent that the taking of such action, delay or such failure arises out of or is caused by or directly or indirectly due to war, act of terrorism, insurrection, riot, labor disputes, civil commotion, act of God, accident, fire, water damage, loss of power, explosion, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), L1/L2 protocol events, technological outages or failures, chain halts, material network congestion, and extraordinary market dislocations, or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control or the reasonable control of any delegate. The non-performing party shall use all reasonable efforts to minimize the effect of any force majeure. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

18.           Assignment.

(a) Client. The Client may not assign, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the express prior written consent of the Advisor.

(b) Advisor—Affiliates. The Advisor may assign all or any portion of its rights, obligations, or liabilities under this Agreement to any Affiliate (meaning an entity controlling, controlled by, or under common control with the Advisor) upon at least 5 business days’ prior written notice to the Client, provided that (i) the assignee assumes this Agreement in writing effective as of the assignment; and (ii) the Advisor remains jointly and severally liable for obligations accrued prior to the effective date of such assignment.

(c) Advisor—Successor Assignments (Consent Required). The Advisor shall not assign this Agreement, in whole or in part, to any Successor (including any purchaser of all or substantially all of the Advisor’s business or assets, or any acquirer in a merger, consolidation, change of control or similar transaction) without the Client’s prior written consent, which shall not be unreasonably withheld. The Advisor will provide the Client with at least 30 days’ prior written notice of any proposed Successor assignment (or, if earlier notice is not legally permissible, then as soon as reasonably practicable).

(d) Definition of “Assignment.” For purposes of this Section 18, “assign” and “assignment” include any direct or indirect assignment of this Agreement or of a controlling interest in the Advisor, whether by operation of law, merger, consolidation, sale of equity or assets, change of control, or otherwise.

(e) Assumption; Continuing Liability. No assignment shall be effective unless the assignee assumes this Agreement in writing, but no assignment (whether or not permitted) shall relieve the Advisor of any obligations or liabilities accrued prior to the effective date of such assignment.

19.           Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person or entity (except as otherwise provided herein) shall have any right or obligation under this Agreement.

20.           Key Person Provision; Immediate Termination Right. The following individuals are designated as Key Persons identified in Exhibit E (each, a “Key Person”).

(b) Key Person Event. A Key Person Event occurs if both Key Persons (i) cease to be employed or engaged by the Advisor or an Affiliate, (ii) cease to have day-to-day portfolio management responsibility for, or oversight of, the Account, or (iii) become unable to perform such responsibilities on a continuing basis.

(c) Client Rights Upon a Key Person Event. Upon any Key Person Event, the Client may, in its sole discretion:

(i) terminate this Agreement immediately upon written notice, with no early termination fee or penalty (fees pro-rated through the effective time of termination); and/or

(ii) impose immediate trading restrictions pending the Client’s decision to continue or terminate. Any such restrictions shall not limit transactions reasonably necessary to reduce or hedge risk, meet margin/collateral calls, or settle pending trades.

(d) Notice. The Advisor shall promptly notify the Client in writing upon becoming aware of any Key Person Event.

21.           Amendment or Modification. This Agreement may not be amended or modified except by the written consent of all parties hereto.

22.            Notices. Whenever notice is required to be given by the provisions of this Agreement, such notice shall, except as otherwise specifically provided herein, be in writing and shall be deemed to have been duly given upon (i) the date such notice is delivered personally to the recipient, (ii) one (1) business day after delivery to the recipient by reputable overnight courier service (charges prepaid), (iii) in the case of email, upon confirmation of receipt, or (iv) five (5) calendar days after the date mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices shall be sent to the following addresses (or such other addresses as may be designated by a party by giving notice in accordance with this Section 22):

If to the Advisor:

Pantera Capital Management LP

600 Montgomery St, 45th Floor

San Francisco, CA, 94111

If to the Client:

Helius Medical Technologies, Inc.

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

23.           Severability. If any provision of this Agreement, or the application of any provision to any person, entity or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule, or regulation and the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

24.           No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

25.           Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands (excluding any conflicts of laws rule or principle that may require the application of or reference to the law of any other jurisdiction), as the same may be amended from time to time.

26.           Venue.

(a)            The parties hereby agree that any suit, action, or proceeding arising directly, indirectly, or otherwise, in connection with, out of, related to, or from, this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved exclusively within the Cayman Islands. Accordingly, the parties irrevocably consent and submit to the exclusive jurisdiction of such courts located within the Cayman Islands and may not claim that any such suit, action, or proceedings has been brought in an inconvenient forum. The parties hereby further irrevocably consent to the service of process out of any of the aforesaid courts. Nothing contained herein shall affect the right of the parties to commence any action, suit, or proceeding or otherwise to proceed against the other party in any other jurisdiction or to service of process upon the other party in any manner permitted by any applicable law in any relevant jurisdiction

27.           Consequential Damages. IN NO EVENT WILL THE ADVISOR BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA OR OTHER PECUNIARY LOSS), IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, INCLUDING NEGLIGENCE, EVEN IF THE ADVISOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

28.           Headings. Headings to sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

29.           Complete Agreement. Except as otherwise provided herein, this Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto with respect to the subject matter herein.

30.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

31.           No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties and any permitted successors and assigns hereto, any rights or remedies under or by reason of this Agreement, other than Sections 11 and 12 (which are intended to be for the benefit of the persons and entities covered thereby and may be enforced by such parties). The terms “successors” and “assigns” shall not include any members, shareholders or investors of the Client and no members, shareholders or investors of the Client shall have any rights or otherwise be a third party beneficiary hereunder.

32.           Consent to Electronic Delivery. The Client hereby consents to the delivery of documents (including, but not limited to, privacy notices and periodic account statements) and communications hereunder by electronic mail in lieu of paper copies, at the e-mail address set forth on the signature page hereto (as may be updated by the Client from time to time). Such e-mail correspondence sent to the Client shall include either an attached copy of, or hyperlink to, any documents being transmitted thereby. Documents delivered by e-mail notification may be in HTML or standard PDF format, and delivery by such method shall constitute good and effective delivery of the documents hereunder. The Client agrees to promptly notify the Advisor of any changes to its e-mail address set forth herein, or in the event that the Client (i) is unable to receive or access e-mail correspondence or any document or document link included in any e-mail correspondence, or (ii) does not receive expected e-mail correspondence from the Advisor.

33.           No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement.

34.           Material Non-Public Information. The Client shall not provide the Advisor with material non-public information about the Client or its financings/transactions. If material non-public information is provided inadvertently, the Advisor may suspend services as needed to implement remedial measures and is excused from performance without breach. Nothing herein imposes trading blackouts on Advisor for other clients or requires Advisor to seek or accept material non-public information.

35.            Form ADV. Client acknowledges receipt of the Advisor’s Form ADV.

36.           Specific Performance. All rights, remedies and powers of a Party are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereby or any laws now existing or hereafter enacted. Each Party acknowledges and agrees that if it breaches any obligations hereunder, the other Party may suffer immediate and irreparable harm for which monetary damages alone shall not be a sufficient remedy, and that in addition to all other remedies that the nonbreaching Party may have, the nonbreaching Party shall be entitled to seek injunctive relief, specific performance or any other form of relief in a court of competent jurisdiction, including, but not limited to, equitable relief, to remedy a breach or threatened breach hereof by the breaching Party and to enforce this Agreement, and the breaching Party hereby waives any and all defenses and objections it may have on grounds of jurisdiction and venue, including, but not limited to, lack of personal jurisdiction and improper venue, and waives any requirement for the securing or posting of any bond in connection with such remedy or to prove the inadequacy of monetary damages.

(Remainder of this page intentionally left blank. Signature page follows.)

IN WITNESS WHEREOF, this Trading Advisory Agreement has been executed for and on behalf of the undersigned as of the date first written above.

HELIUS MEDICAL TECHNOLOGIES, INC.

By:
Name:	Jeffrey S. Mathiesen
Title:	Chief Financial Officer, Treasurer and Secretary

PANTERA CAPITAL MANAGEMENT LP

By:
Name:	Matthew Gorham
Title:	Authorized Signatory

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